UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

Solar Energy Initiatives, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-148155	20-5241121
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North
Suite 201
Ponte Vedra Beach, Florida 32082
(Address of principal executive offices)

(904) 644-6090
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03                      AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On March 28, 2011, Solar Energy Initiatives, Inc. (the “Company”) amended its certificate of incorporation to increase its authorized shares of common stock from 100,000,000 to 750,000,000 (the “Increase Amendment”).  In addition, the Company authorized 10,000,000 shares of blank check preferred stock (the “Preferred Shares”).  The Increase Amendment and the Preferred Shares were approved by the board of directors as well as the shareholders holding a majority of the issued and outstanding shares of common stock pursuant to a written consent dated March 16, 2011.  The Board of Directors may determine to issue Preferred Shares.  If issued, the Preferred Shares may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such Preferred Shares.  If Preferred Shares are issued and the Company is subsequently liquidated or dissolved, the preferred stockholders may have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders.  Although we have no present intent to do so, we could issue Preferred Shares with such terms and privileges that a third party acquisition of the Company could be difficult or impossible.

ITEM 9.01      Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of Solar Energy Initiatives, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR ENERGY INITIATIVES, INC.

Date: March 30, 2011	By:	/s/ David Fann
David Fann
Chief Executive Officer